                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential for Use of the Commission Only (as permitted by Rule 14a-6(e)
     (2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                           ELITE PHARMACEUTICALS, INC.
                           ---------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
                                       ---
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

                                       N/A

     2)   Aggregate number of securities to which transaction applies:

                                       N/A

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                                       N/A

     4)   Proposed maximum aggregate value of transaction:

                                       N/A

     5)   Total fee paid:

                                       N/A

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

     1)   Amount Previously Paid:

                                       N/A

     2)   Form, Schedule or Registration Statement No.:

                                       N/A

     3)   Filing Party:

                                       N/A

     4)   Date Filed:

                                       N/A

================================================================================


                           ELITE PHARMACEUTICALS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                October 11, 2001

================================================================================

     The 2001 annual meeting of the shareholders of Elite Pharmaceuticals, Inc. ("the Company") will be held at the American Stock Exchange, 86 Trinity Place, New York, NY, at 11:00 a.m. on Thursday, October 11, 2001, for the following purposes:

     (1) To elect four directors to serve until the next annual meeting of the shareholders and until their successors shall be elected and shall qualify.

     (2) To transact such other business as may properly come before the meeting or any adjournments thereof.

     The close of business on August 17, 2001, has been fixed as the record date for the determination of the shareholders entitled to notice of and to vote at said meeting.

     Management hopes all shareholders can attend this meeting. Whether or not you expect to be present, you are requested to date and sign the enclosed proxy and return it promptly in the enclosed envelope. The proxy will be returned to any shareholder who attends the meeting and requests such return.

                                      By order of the Board of Directors


                                      Mark I. Gittelman
                                      Secretary and Treasurer

August 24, 2001

        ===============================================================

                                 PROXY STATEMENT

        ===============================================================

                              Annual Meeting of the
                   Shareholders of Elite Pharmaceuticals, Inc.
                           to be held October 11, 2001



SOLICITATION AND REVOCATION OF APPOINTMENT OF PROXY

     The enclosed appointment of proxy is solicited by the Board of Directors of Elite Pharmaceuticals, Inc. ("the Company"). It is revocable upon receipt of written notice of revocation by the Secretary of the Company at any time before it is exercised. If the enclosed appointment of proxy is signed and returned, the shares covered by the appointment will be voted at the meeting (and all adjourned sessions).

     The cost of soliciting appointments of proxy will be borne by the Company, and such costs are not expected to exceed an amount normally expended for a solicitation for an election of directors in the absence of a contest and costs represented by salaries and wages of regular employees and officers, who will carry out any solicitations to be made, which amount is not expected to exceed $1,000.00.

     The mailing address of the principal executive offices of the Company is:

                         Elite Pharmaceuticals, Inc.
                         165 Ludlow Ave.
                         Northvale, New Jersey 07647

     The approximate date on which the proxy statements and proxy cards are first sent or given to shareholders is September 10, 2001.


VOTING RIGHTS

     The holders of stock of the Company on August 17, 2001 are the only shareholders entitled to notice of and to vote at the annual meeting of shareholders on October 11, 2001 and at any adjournments thereof. On August 17, 2001, (the record date) there were 9,576,697 shares of stock outstanding and entitled to vote. Each share of stock is entitled to one vote.

VOTING PROCEDURES

     If a majority of the shares of the Company issued and outstanding are present at the meeting in person or by proxy, a quorum will exist.

     Each shareholder entitled to vote shall have the right to cast one vote per share outstanding in the name of such shareholder (a) on the motion before the body or (b) as to election of directors, for as many persons as there are directors to be elected. For a motion to pass, the votes cast in favor of the motion must exceed the votes cast against the motion. Directors are elected by a plurality of the votes cast; the nominees with the largest number of votes will be elected up to the maximum number of directors to be elected.

     Votes by proxy will be tabulated by Jersey Transfer & Trust Company, the stock transfer agent for the Company. The votes by proxy will be cast at the meeting by the proxy holders. Any shareholder may vote in person at the meeting if no appointment of proxy has been made or if the appointment is revoked. Votes will be tabulated by the secretary of the Company.

     Under Delaware law and under the articles of incorporation and bylaws of the Company, abstentions and broker non-votes have no effect since a majority of the votes cast will carry a motion and directors are elected by a plurality of the votes cast.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Shown in the table below is any person (including any "group") known to the Company to be the beneficial owner of more than five percent (5%) of any class of the Company's voting securities as of August 3, 2001.

 Title of Class     Name and Address of                          Amount and Nature of   Percent of Class
                      Beneficial Owner                           Beneficial Ownership
Common              Atul M. Mehta, Director/Officer                  2,932,914(1)             27.1%
                    165 Ludlow Avenue                                Direct and
                    Northvale New Jersey 07647                       Indirect

Common              John de Neufville and Mely Rahn, Trustees        788,400(2)                8.3%
                    Margaret de Neufville Revocable Trusts           Direct and
                    197 Meister Avenue                               Indirect
                    North Branch, NJ  08876

Common              Bakul and Dilip Mehta                            630,000                   6.61%
                    P.O. Box 438                                     Direct
                    Muscat, Sultanate of Oman

Common      Bridge Ventures, Inc.                       583,104(3)         5.9%
            575 Lexington Avenue, Ste. 410              Direct and
            New York, NY 10022                          Indirect

(1) Includes (i) 6,300 shares held by Dr. and Mrs. Mehta as custodians for Amar Mehta; (ii) 6,300 shares held by Dr. and Mrs. Mehta as custodians for Anand Mehta; and (iii) options to purchase 1,445,214 shares of common stock (including options for 500,000 shares held by Dr. Mehta which do not begin vesting until December 31, 2001 and then vest 100,000 shares on that date and 100,000 shares annually thereafter for four years).

(2) Represents (i) 353,400 shares held in trust for the benefit of John P. de Neufville, (ii) 410,000 shares held in trust for David T. de Neufville and (iii) options personally held by John P. de Neufville to purchase 25,000 shares.

(3) Includes (i) 56,334 shares owned by SMACS Holding Corp., an affiliate of Bridge Ventures, Inc., (ii) warrants to purchase 206,250 shares held by Bridge Ventures, Inc., (iii) warrants to purchase 75,000 shares held by SMACS Holding Corp., and (iv) 47,500 shares held by the Bridge Ventures, Inc. Employee Pension Plan.

     The Company is informed and believes that as of August 3, 2001, Cede & Co. held 5,562,262 shares of the Company and 781,195 Class A warrants for shares of the common stock of the Company as nominee for Depository Trust Company, 55 Water Street, New York, New York 10004. It is the Company's understanding that Cede & Co. and Depository Trust Company both disclaim any beneficial ownership therein and that such shares are held for the account of numerous other persons, no one of whom is believed to beneficially own five percent or more of the common stock of the Company.


SECURITY OWNERSHIP OF MANAGEMENT

     Shown below, as of August 3, 2001, are the shares of the Company beneficially owned by all directors, by the chief executive officer and by executive officers of the Company as a group.

Title of Class      Name and Address of                 Amount and Nature of    Percent of Class
                      Beneficial Owner                  Beneficial Ownership
Common              Atul M. Mehta, Director/Officer         2,932,914(1)             27.1%
                    165 Ludlow Avenue                       Direct and
                    Northvale New Jersey 07647              Indirect

Common              Donald S. Pearson, Director             78,750(2)                 0.8%
                    1305 Peabody Avenue                     Direct
                    Memphis, TN  38104

Common    Harmon Aronson, Director                 60,000(3)        0.6%
          26 Monterey Drive                        Direct
          Wayne, NJ  07470

Common    Eric L. Sichel, Director                 30,000(4)        0.3%
          411 Highview Road                        Direct
          Englewood, NJ 07631

Common    Mark I. Gittelman, Treasurer/Secretary   10,000(5)        0.1%
          300 Colfax Avenue                        Direct
          Clifton, NJ  07013

Common    Officers and Directors as a Group        3,131,664       30.0%
                                                   Direct
                                                   and Indirect


(1) Includes (i) 6,300 shares held by Dr. and Mrs. Mehta as custodians for Amar Mehta; (ii) 6,300 shares held by Dr. and Mrs. Mehta as custodians for Anand Mehta; and (iii) options to purchase 1,445,214 shares of common stock (including options for 500,000 shares held by Dr. Mehta which do not begin vesting until December 31, 2001 and then vest 100,000 shares on that date and 100,000 shares annually thereafter for four years).

(2) Includes options to purchase 60,000 shares. Options for 20,000 shares are vested. The remaining options vest in increments of 10,000 shares each on September 1, 2001, January 2, 2002, September 2, 2002 and January 2, 2003.

(3) Comprised of options to purchase 60,000. Options for 20,000 shares are vested. The remaining options vest in increments of 10,000 shares each on September 1, 2001, January 2, 2002, September 2, 2002 and January 2, 2003.

(4) Comprised of options to purchase 30,000 shares. These options vest in increments of 10,000 each on August 2, 2002, August 2, 2003 and August 2, 2004.

(5)  Comprised of options to purchase 10,000 shares.

     Information on the stock ownership of these persons was provided to the Company by the persons.


DIRECTORS AND EXECUTIVE OFFICERS

The current directors and the executive officers of the Company are:

     Name            Age      Position
     ----            ---      --------

  Atul M. Mehta           52     President, Chief Executive Officer and Director
  Donald S. Pearson       65     Director
  Harmon Aronson          58     Director
  Eric L. Sichel          42     Director
  Mark I. Gittelman       41     Secretary and Treasurer

     There are no arrangements between any director or executive officer and any other person, pursuant to which the director or officer is to be selected as such. There is no family relationship between the directors, executive officers, or persons nominated or chosen by the Company to become directors or executive officers.

     Atul M. Mehta, Ph.D., the founder of ELI, has been a director of ELI since its inception in 1990 and a director of EPI since 1997. He has been employed as the President of ELI since 1990 and President of EPI since 1997. Prior to that, he was Vice President at Nortec Development Associates, a company specializing in the development of food, pharmaceutical and chemical specialty products, from 1984 to 1989. From 1981 to 1984, he was associated with Ayerst Laboratories, a division of American Home Products Corporation in the solids formulation section as Group Leader. His responsibilities included development of formulations of ethical drugs for conventional and controlled-release dosage forms for both USA and international markets. He received his B.S. degree in Pharmacy with honors from Shivaii University, Kolhapur, India, and a BS, MS, and a Doctorate of Philosophy in Pharmaceutics from the University of Maryland in 1981. Other than Elite Labs, no company with which Dr. Mehta was affiliated in the past was a parent, subsidiary or other affiliate of the Company.

     Donald S. Pearson, a director since 1999, has been employed since 1997 as the President of Pearson & Associates, Inc., a company that provides consulting services to the pharmaceutical industry. Prior to starting Pearson & Associates, Mr. Pearson served for five years as the Director of Licensing at Elan Pharmaceuticals, and prior to that he was employed by Warner-Lambert for thirty years in various marketing, business development and licensing capacities. Mr. Pearson holds a B.S. in Chemistry from the University of Arkansas and studied steroid chemistry at St. John's University. He has served on the informal advisory board of ELI for several years; other than ELI, no company with which Dr. Pearson was affiliated in the past was a parent, subsidiary or other affiliate of the Company.

     Harmon Aronson, Ph.D., a director since 1999, has been employed since 1997 as the President of Aronson Kaufman Associates, Inc., a New Jersey-based consulting firm that provides manufacturing, FDA regulatory and compliance services to the pharmaceutical and biotechnology companies. Its clients include United States and international firms manufacturing bulk drugs and finished pharmaceutical dosage products who are seeking FDA approval for their products for the US Market. Prior to that, Dr. Aronson was employed by Biocraft Laboratories, a leading generic drug manufacturer, most recently in the position of Vice President of Quality Management; prior to that he held the position of Vice President of Non-Antibiotic Operations, where he was responsible for the manufacturing of all the firm's non-antibiotic products. Dr. Aronson holds a Ph.D. in Physics from the University of Chicago. Other than ELI, no company with which Dr. Aronson was affiliated in the past was a parent, subsidiary or other affiliate of the Company.

     Eric L. Sichel, M.D., a director since August 2, 2001, is President of Sichel Medical Ventures, Inc., Englewood, NJ, which company provides biotechnology company assessments and investment banking services. Dr. Sichel has been the owner and President of Sichel Medical Ventures, Inc. since 1997. From 1995 through 1996, Dr. Sichel was a senior analyst in the biotechnology field for Alex. Brown & Sons, Inc. of New York, NY. Prior to that, Dr. Sichel was affiliated with Sandoz Pharmaceuticals Corp. of East Hanover, NJ, in various capacities, including associate director of transplantation/immunology. Dr. Sichel is licensed to practice medicine by the State of New York.

     Mark I. Gittelman, CPA is the President of Gittelman & Co., P.C., an accounting firm in Clifton, NJ. Prior to forming Gittelman & Co., P.C. in 1984, he worked as a certified public accountant with the international accounting firm of KPMG Peat Marwick, LLP. Mr. Gittelman holds a B.S. in accounting from New York University and a Masters of Science in Taxation from Farleigh Dickinson University. He is a Certified Public Accountant licensed in New Jersey and New York, and is a member of the American Institute of Certified Public Accountants ("AICPA"), the Securities and Exchange Practice Section of the AICPA, and the New Jersey State and New York States Societies of CPAs. Other than ELI, no company with which Mr. Gittelman was affiliated in the past was a parent, subsidiary or other affiliate of the Company.

     Each director holds office (subject to the Company's By-Laws) until the next annual meeting of stockholders and until such director's successor has been elected and qualified. All executive officers of the Company are serving until the next annual meeting of directors and until their successors have been duly elected and qualified. There are no family relationships between any of the directors and executive officers of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     ELI became a reporting company, and reports to the Securities and Exchange Commission on Form 3, Form 4 and Form 5 became obligatory, as of August 14, 1998. None of the officers, directors or holders of 10% or more of securities of the Company made a timely filing of Form 3. Atul Mehta, President of the Company, Mark Gittelman, Secretary and Treasurer of the Company, and Harmon Aronson and Donald S. Pearson, directors, have now filed reports on Form 3. Dr. Mehta has filed six late reports (involving 21 transactions) on Form 4. Mr. Pearson has filed two late reports (involving one transaction each) on Form 4. Mr. Aronson has filed one late report (involving one transaction) on Form 4. John P. deNeufville and Mely Rahn, Trustees, previously beneficial owners of 10% or more of the Company's stock, have now filed a report on Form 3 and have filed three late reports (involving 12 transactions) on Form 4.


ELECTION OF DIRECTORS

     Four directors are to be elected at the annual meeting of shareholders to be held on October 11, 2001. Directors are to be elected to serve until the next annual meeting of shareholders and until their successors shall be elected and shall qualify. All nominees are incumbents. The enclosed proxy will be voted in favor of the election of the following nominees as directors: Atul M. Mehta, Donald S. Pearson, Harmon Aronson and Eric L. Sichel.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company is a party to an agreement whereby fees are paid to a company wholly owned by Mark Gittelman, the Company's Secretary/Treasurer, in consideration for services rendered by Mr. Gittelman in his capacity as Treasurer. For the fiscal ended March 31, 2001 and 2000, the fees paid to that company were $82,639 and $75,945, respectively.


COMMITTEES

     The Company has an Audit Committee, and the Company's Board of Directors has adopted a written charter for the Audit Committee, a copy of which is an appendix to this Proxy Statement. The Company has no other standing committees of the Board of Directors.


AUDIT COMMITTEE

     The Company deems the members of its Audit Committee to be independent as independence is defined in Section 121(a) of the American Stock Exchange Listing Standards.

     The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with the independent auditors of the Company the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as modified or supplemented. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as modified or supplemented. The Audit Committee has discussed with the independent accountant the independent accountant's independence. Based upon the foregoing review and discussions, the Audit Committee has recommended to the Board of Directors of the Company that the audited financial statements of the Company be included in the Company's Annual Report on Form 10-KSB for the last fiscal year ended March 31, 2001 for filing with the Securities and Exchange Commission.

     The foregoing report of the Audit Committee is presented by members of the Audit Committee of the Company: Donald S. Pearson, Harmon Aronson and Eric L. Sichel.


BOARD MEETINGS

     The Board of Directors of the Company had four meetings held during the fiscal year ended March 31, 2001. No incumbent director attended fewer than 75% of the meetings of the Board during that year.


EXECUTIVE COMPENSATION

     The following table provides information on the compensation of Dr. Atul M. Mehta, the chief executive officer of EPI for the last three fiscal years. No other executive officer or employee of the Company received salary and bonus exceeding $100,000 during those periods.


Summary Compensation Table

                           Annual Compensation         Long Term Compensation
                           -------------------         ----------------------

   (a)         (b)      (c)        (d)       (e)         (f)         (g)           (h)        (i)
Name and     Fiscal   Salary      Bonus     Other    Restricted   Securities      LTIP     All other
principal     Year                          Annual      stock     Underlying     payouts    compen-
position                                   Compen-     awards      options                  sation
                                            sation
Atul M.       2000   $248,050   $ 45,000   $  3,040        --       425,000         --        --
Mehta         1999   $227,030   $ 25,000   $  3,040        --       500,000         --        --
President     1998   $193,333   $      0   $  3,220        --       300,000         --        --

     The Company's fiscal year beings April 1 and ends March 31. The information is provided for each fiscal year beginning April 1.

     Other Annual Compensation represents use of a company car and premiums paid by the Company for life insurance on Dr. Mehta's life for the benefit of his wife paid by the Company.

Option Grants in Last Fiscal Year

     On December 15, 2000, Dr. Mehta surrendered options for 425,000 shares of the Company's common stock (exercisable at $7.00 per share) and in return received an option for 425,000 shares of the Company's common stock exercisable on January 2, 2001 and expiring January 1, 2006. The exercise price is the greater of 110% of the opening price of the Company's common stock on January 2, 2001 adjusted upward to the nearest half dollar or $7.00. On January 2, 2001, the stock of the Company opened at $6.25 per share, therefore the exercise price for the stock subject to these options is $7.00 per share.


Option/SAR Grants Table in Last Fiscal Year

Individual Grants

     (a)                  (b)                  (c)                (d)            (e)
                       Number of        % Grant Represents    Exercise or
    Name              Securities            of Options         Base Price   Expiration date
                  Underlying Options       to Employees          ($/sh)
                        Granted
Atul M. Mehta           425,000                82.2%              $7.00          1-1-06


     Options for 500,000 shares which were granted to Dr. Mehta during the fiscal year ended March 31, 2000 vest at the rate of 100,000 shares per year on each December 31 beginning December 31, 2001. The options expire on the earlier of (a) one year after Dr. Mehta ceases to be employed by EPI or to serve as an officer or director of EPI or (b) March 31, 2010. Notwithstanding, the options shall become fully vested and exercisable if Dr. Mehta's employment agreement or his position as an officer and director is terminated by the Company for any reason or if it expires as a result of the Company giving notice of nonrenewal. If the board of directors of the Company votes to approve the acquisition of more than 50% of the stock of the Company by any person or entity, the Company may require Dr. Mehta to exercise or sell the options. In addition to the above stated options, by board action on September 22, 2000, Dr. Mehta was granted a preemptive right to acquire shares of the Company in a sufficient number to maintain his percentage ownership of the shares outstanding. Under this preemptive right, upon issuance by the Company of shares of common stock for any reason, or of securities convertible into common stock upon demand, Dr. Mehta shall be permitted to purchase shares of common stock of the Company sufficient to maintain the greater of his percentage ownership of outstanding common stock of the Company determined on an absolute basis and upon a fully diluted basis as existed prior to the stock issuance. The price which Dr. Mehta shall pay for such stock shall be the lower of (a) the then current market price (discounted 15% if the shares are not registered) or (b) the price to be paid by the party in the transaction triggering the preemptive right. The right shall be exercised and the price shall be paid within 120 days of the issuance of the stock triggering the preemptive right.


Aggregated Executive Option Exercises in Last
Fiscal Year and F-Y End Option Values
-------------------------------------

        a                 b              c                        d                             e
                                                    No. of Securities Underlying      Value of Unexercised
                                                         Unexercised Options          In-the-Money Options/
                                                              at FY-End                     at FY-End

      Name         Shares Acquired     Value                Exercisable/                  Exercisable/
                     on Exercise     Realized               Unexercisable                Unexercisable
Atul M. Mehta           None            $0                 945,214/500,000            $6,947,323/$3,675,000

     These shares are unregistered, and their market value is unknown and incalculable. However, the registered common stock of the Company was trading for $7.35 per share as of the close of business on May 30, 2001. It is on this hypothetical value that the figures in column (e) are calculated. These figures may have no relation to the actual value of the unexercised options.

     The Company's Board has no compensation committee. The Company has adopted no specific policies applicable to compensation of the Company's sole executive officer, Dr. Mehta. The bases for the compensation of the CEO reported for the last completed fiscal year include Dr. Mehta's prior experience, his expertise in the pharmaceutical field, his strategic relationships with other companies in the pharmaceutical field, and the contributions he has made to the Company during its period of growth. Statement of these bases is made by the entire Board of Directors, Donald S. Pearson, Harmon Aronson and Dr. Atul M. Mehta.


COMPENSATION OF DIRECTORS

     Each non-affiliated director receives $2,000 as compensation for each meeting of the Board of Directors attended.


EMPLOYMENT AGREEMENT

     The only employment agreement which the Company has with an executive officer is the Amended and Restated Employment Agreement entered into March 31,

2000 between the Company and Dr. Atul Mehta (the "Agreement"). The Agreement provides that the Company will employ Dr. Mehta for a period of five years ending December 31, 2005 (unless sooner terminated pursuant to provisions of the Agreement). At the end of said period of five years, the Agreement will be automatically renewed for an additional five year term unless either party gives written notice of nonrenewal by December 31, 2004. Subsequent to December 31, 2010, the Agreement is automatically extended for periods of one year unless either party gives notice of nonrenewal at least one year prior to the date of expiration. The Agreement provides for an annual salary of $242,000, which amount is to be increased by the board of directors not less than 10% annually beginning January 1, 2001. The Agreement further provides that Dr. Mehta will receive 5% of the net profit each fiscal year, health insurance to cover Dr. Mehta and his dependents, insurance on the life of Dr. Mehta for the benefit of his spouse or his estate in an amount of at least $300,000 and such bonus as the board in its discretion may award Dr. Mehta from time to time. In addition, the Agreement provides that Dr. Mehta will receive options to purchase the common stock of Elite at a price of $10.00 per share in a total amount of 500,000 shares, exercisable in increments of 100,000 shares annually beginning December 31, 2000. The options shall be exercisable from the date of vesting until one year after Mehta ceases to be employed by the Company or to serve as an officer and director of the Company or March 31, 2010, whichever is earlier. The options are exercisable by Dr. Mehta if the Agreement or Dr. Mehta's position as an officer and director is terminated by the Company for any reason or if the Agreement is not renewed by the Company. The Agreement further provides that if the board of directors votes to approve the acquisition of more than 50% of the stock by any person or entity, the Company may require Dr. Mehta to elect to exercise the options or to sell the options at a price equal to the difference between the exercise price and an amount which is 110% of the then fair market value of the stock. Dr. Mehta's compensation subsequent to December 31, 2005, the agreement provides that the parties shall determine Dr. Mehta's compensation after said period; and, such compensation shall be on terms no less favorable to Dr. Mehta then the terms of compensation for the first five years and shall be no less than 110% of his annual salary for the year ended December 31, 2005. The Agreement shall terminate upon (a) Mehta's death, (b) election of either party if Mehta is unable to perform his duties on account of disability for a total period of 120 days or more during any consecutive period of twelve months, by Elite upon "severe cause" and (d) by Mehta upon the occurrence of certain events. If the Agreement is terminated due to Dr. Mehta's death, his surviving spouse, or his estate if his spouse does not survive, shall receive Dr. Mehta's salary, incentive commissions, benefits and any deferred compensation accrued through the last day of the third calendar month following the month in which termination occurred; in addition, one-half of his salary would be paid for an additional period of three years. If the Agreement is terminated by the Company because of Dr. Mehta's disability or upon "severe cause", Dr. Mehta will receive his salary, incentive commissions, benefits and any deferred compensation through the last day of the calendar month in which the termination occurs. If the Agreement is terminated by Dr. Mehta upon the occurrence of one of the events specified which would permit him to so terminate, Dr. Mehta shall then receive all accrued salary, incentive commissions, benefits and any deferred compensation through the later of May 22, 2006 or the third anniversary of such termination.

COMPARATIVE SHAREHOLDER RETURN

     The graph which follows compares the yearly percentage change in the Company's cumulative total shareholder return on its common stock with the cumulative total shareholder return of (1) all United States companies traded on the American Stock Exchange (where the Company's common stock is now traded) and
(2) 51 companies traded on the American Stock Exchange which carry the Standard Industrial Classification (SIC) code 283 (Pharmaceuticals). The graph was prepared by the Center for Research in Security Prices at the University of Chicago Graduate School of Business, Chicago, IL.

     The stock of the Company was traded on the NASDAQ over-the-counter bulletin board from July 23, 1998 until February 24, 2000. The stock of the Company began trading on the American Stock Exchange on February 24, 2000. The period covered by the comparison begins September 1998 because no trading data was available for the period from July 23, 1998 through August 31, 1998. The Company's fiscal year ends on March 31.

                        Comparison of Cumulative Returns

                             Performance Graph for
                          Elite Pharmaceuticals, Inc.

              Produced on 08/09/2001 including data to 03/30/2001

                                     [CHART]

                                     Legend

Symbol              CRSP Total Returns Index for:               09/1998    03/1999    09/1999    03/2000    09/2000    03/2001
------              -----------------------------               -------    -------    -------    -------    -------    -------
___________ [_]     Elite Pharmaceuticals, Inc.                  100.0      158.4      520.0      1780.0     1900.0     880.0
__ __ __ __. *      AMEX Stock Market (US Companies)             100.0      117.5      128.9       166.6      159.6     132.9
------------ /\     Amex Stocks (SIC 2830 - 2839) US Companies)  100.0      136.2      121.3       267.8      347.9     156.3
                    Drugs

Notes:

    A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
    B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
    C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
    D.   The index level for all series was set to $100.0 on 09/30/1998.
    E. Data for Elite Pharmaceuticals, Inc. from 09/1998 to 01/2000 was provided by the client.

DISCRETIONARY AUTHORITY

     The proxy being solicited confers, and the holders of each proxy shall have, discretionary authority to vote with respect to any of the following matters:

     (1) Any matter, if the Company did not have notice of the matter by June 22, 2000, which is at least 45 days before the date on which the Company first mailed its proxy materials for the prior year's annual meeting of shareholders.

     (2) Approval of the minutes of the prior meeting but such approval shall not amount to ratification of the action taken at that prior meeting.

     (3) The election of any person to any office for which a bona fide nominee is named in the proxy statement and such nominee is unable to serve or for good cause will not serve.

     (4) Any proposal omitted from the proxy statement and form of proxy pursuant to Rule 14a-8 or Rule 14a-9 of the Rules of the Securities and Exchange Commission.

     (5) Matters incident to the conduct of the meeting.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors shall select the independent public accounting firm for the Company each year at its annual meeting following the annual meeting of shareholders. Therefore, no accounting firm is being recommended to or selected at this annual meeting of shareholders. Miller Ellin & Company, New York, New York, is the independent public accounting firm for the Company. It is expected that a representative from Miller Ellin & Company will be present at the annual shareholders meeting. That representative will have the opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.

PROPOSALS OF SHAREHOLDERS

     Any proposals of shareholders intended to be presented at the 2002 annual meeting of the shareholders, now scheduled for not more than 30 days after October 11, 2001, must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting not later than May 15, 2002. Any such proposal must be received at the principal executive offices of the Company.

--------------------------------------------------------------------------------
FORM 10-KSB

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED MARCH 31, 2001. SUCH REQUEST SHOULD BE DIRECTED TO MARK I. GITTELMAN, ELITE PHARMACEUTICALS, INC., 165 LUDLOW AVENUE, NORTHVALE, NEW JERSEY 07647.
--------------------------------------------------------------------------------

                           ELITE PHARMACEUTICALS, INC.
                    CHARTER AND POWERS OF THE AUDIT COMMITTEE

RESOLVED, that the charter and powers of the Audit Committee of the Board of Directors (the "Audit Committee") shall be:

     . Overseeing that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company;

     . Overseeing that management has established and maintained processes to assure that an adequate system of internal control is functioning within the Company;

     . Overseeing that management has established and maintained processes to assure compliance by the Company with all applicable laws, regulations and Company policy;

RESOLVED, that the Audit Committee shall have the following specific powers and duties:

1. Holding such regular meetings as may be necessary and such special meetings as may be called by the Chairman of the Audit Committee or at the request of the independent accountants or the Treasurer,

2. Creating an agenda for the ensuing year;

3. Reviewing the performance of the independent accountants and making recommendations to the Board of Directors regarding the appointment or termination of the independent accountants;

4. Conferring with the independent accountants and the internal auditors concerning the scope of their examinations of the books and records of the Company and its subsidiaries; reviewing and approving the independent accountants' annual engagement letter; reviewing and approving the Company's internal audit charter, annual audit plans and budgets; directing the special attention of the auditors to specific matters or areas deemed by the Committee or the auditors to be of special significance; and authorizing the auditors to perform such supplemental reviews or audits as the Committee may deem desirable;

5. Reviewing with management, the independent accountants and internal auditors significant risks and exposures, audit activities and significant audit findings;

6. Reviewing the range and cost of audit and non-audit services performed by the independent accountants;

7. Reviewing the Company's audited annual financial statements and the independent accountants' opinion rendered with respect to such financial statements, including reviewing the nature and extent of any significant changes in accounting principles or the application therein;

8. Reviewing the adequacy of the Company's systems of internal control;

9. Obtaining from the independent accountants and internal auditors their recommendations regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries and reviewing the correction of controls deemed to be deficient;

10. Providing an independent, direct communication between the Board of Directors, internal auditors and independent accountants;

11. Reviewing the adequacy of internal controls and procedures related to executive travel and entertainment, including use of Company-owned aircraft;

12. Reviewing with appropriate Company personnel the actions taken to ensure compliance with the Company's Code of Conduct and the results of confirmations and violations of such Code;

13. Reviewing the programs and policies of the Company designed to ensure compliance with applicable laws and regulations and monitoring the results of these compliance efforts;

14. Reviewing the procedures established by the Company that monitor the compliance by the Company with its loan and indenture covenants and restrictions;

15. Reporting through its Chairman to the Board of Directors following the meetings of the Audit Committee;

16. Maintaining minutes or other records of meetings and activities of the Audit Committee;

17. Reviewing the powers of the Committee annually and reporting and making recommendations to the Board of Directors on these responsibilities;

18. Conducting or authorizing investigations into any matters within the Audit Committee's scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation;

19. Considering such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the internal and external audit of the Company as the Audit Committee may, in its discretion, determine to be advisable.

                           ELITE PHARMACEUTICALS, INC.

                              APPOINTMENT OF PROXY

                Annual Meeting of Shareholders, October 11, 2001

     The undersigned shareholder hereby appoints Atul M. Mehta, President of the Company, and Mark I. Gittelman, Secretary and Treasurer of the Company, with full power of substitution, the lawful attorneys, agents and proxies of the undersigned to vote all shares of Elite Pharmaceuticals, Inc. held by the undersigned with respect to the election of directors, at the Annual Meeting of its shareholders to be held at 11:00 A.M. on October 11, 2001, at the offices of the American Stock Exchange, 86 Trinity Place, New York, NY, and all adjourned sessions thereof, with all the powers the undersigned would possess if personally present at such meeting, and upon the following matters:

     1. The election of the following persons who will be nominated to serve as directors:

     Atul M. Mehta      Donald Pearson      Harmon Aronson      Eric L. Sichel

     INSTRUCTIONS: You May Withhold Authority To Vote For Any Nominee By Lining Through Or Otherwise Striking Out The Name Of Any Nominee. If You Execute This Proxy In Such A Manner As Not To Withhold Authority To Vote For The Election Of Any Nominee, This Proxy Shall Be Deemed To Grant Such Authority.

     2. Such other business and matters as may be brought before the meeting or any adjournments thereof, including any matters which are not known or anticipated a reasonable time before the solicitation.

     The shares represented by this proxy will be voted as directed by the shareholder. If the person solicited specifies that authority to vote for a nominee for director be withheld, the shares will be voted in accordance with such specification. If no direction is given, the shares will be voted FOR all nominees for director. To be voted, the proxy must be received prior to the meeting.

     This Appointment of Proxy Confers Upon the Holders Discretionary Authority To Vote On The Matters Specified In The Proxy Statement Under The Heading "Discretionary Authority."

     This Appointment of Proxy is Solicited By The Board of Directors Of The Company.


                             Dated:___________________________, 2001


                             _______________________________________
                                    Signature of Shareholder

                             (Please Sign exactly as name appears on this proxy. Executors, Trustees, etc. should give full title).


Please return to:

Jersey Transfer & Trust Co.
201 Bloomfield Ave.
Verona, NJ 07044

                                CORPORATE PROFILE

Elite Pharmaceuticals, Inc. (AMEX:ELI) through its wholly owned subsidiary, Elite Laboratories, Inc., specializes in the development of oral drug delivery systems such as delayed, sustained, pulsatile, or targeted release pellets, granules, crystals, and powders in tablet and capsule dosage forms.

To date, Elite has nine products in its pipeline, comprising generic (ANDA) and brand (NDA) products in the therapeutic categories of cardiovascular, anthi-arthirtic, anti-diabetic, anti-infective, and CNS disorders. Previously Elite has assisted in the development of several other products under contract for companies such as SmithKline Beecham, Novo Nordisk, and Celgene Corporation.

In June of 2000, Elite signed a Memorandum of Understanding to form a joint venture in Japan with Inabata, a Japanese pharmaceutical conglomerate. Elite will retain the control of the joint venture company and contribute products and technology, whereas Inabata will provide funding and marketing support.

In October of 2000, Elite entered into a joint venture agreement with Elan Corporation for the development of three oral drug delivery products.

In June of 2001, Elite signed two exclusive agreements with a US based pharmaceutical company, to develop, license, and manufacture two prescription products for the North American market.

Last year Elite established a state of the art facility in Northvale, NJ with the intent to manufacture products in sufficient quantities to support submission of drug applications to the Food and Drug Administration. This facility is registered with FDA and DEA.

August 30, 2001

Dear Shareholder:

     In fiscal year 2000 we laid the foundations by listing on AMEX, establishing an FDA and DEA registered state-of-the art facility in Northvale, NJ, recruiting professionals in key positions, filing two more patents based on the results of the pilot studies conducted in human volunteers, and forming an alliance with a Japanese company, Inabata.

     We have further built on these foundations during the past fiscal year towards fulfilling our strategic objectives and positioning Elite for accelerated growth. It is my pleasure to report to you the progress we have made since I last communicated with you.

2001 Progress Report

We have continued with the development of several products in our pipeline. These include:

Three products targeted to be generically equivalent to marketed drug delivery products. These will require ANDA filings, and to date, there are no generics marketed for two of these products.

Six products are being developed which will require NDA filings, and when approved will be promoted as brand products. Some of these products have already shown proof of concept in human studies, and could be licensed out to larger pharmaceutical companies.

Two products are being developed in collaboration with Elan with whom we formed a joint venture company, Elite Research Limited, last year.

Two products are being developed for another US pharmaceutical company under a contract signed in June 2001.

The current combined US market size for all of the above-mentioned products exceeds $5 billion.

I mentioned in my previous communication that our pulse- release patent for methylphenidate, which was assigned to Celgene, has now been licensed to Novartis, the innovator company for methylphenidate (Ritalin(R)). Elite retains certain manufacturing rights for the pulse-release methylphenidate product and we remain hopeful Novartis will market it. Further, Elite has retained rights to the pulse-release technology with regard to all non-methylphenidate drugs

As you are aware, our manufacturing facility is registered with both FDA and DEA. Management initiatives included writing, reviewing and the implementation of over 250 Standard Operating Procedures covering each department, its functions, and performance, operation, and maintenance of equipment as well as system flow analysis, and selection of material specification and release parameters.

Pursuant to signing an MOU to form a joint venture with Inabata, to license and market Elite products in Japan, we have met several Japanese pharmaceutical companies and are in active discussions for the development of various products under contract for these companies.

In support of our initiatives for Elite on a global basis, I am happy to report that in October of 2000 we signed a joint venture agreement with Elan Corporation for the development of three prescription products. Elan Corporation is a publicly held company based in Dublin, Ireland and renowned for its expertise in drug delivery systems. We are honored to be recognized by such a prestigious firm in seeking out our expertise for the joint development of three products. The joint venture company is named Elite Research Limited and Elite Laboratories Inc. holds 80.1% ownership. I am pleased to report that the first product formulated by Elite is ready to be tested in vivo and development of the second product has begun.

In continuation of our collaborative growth efforts, on June 28, 2001, Elite signed two development and license agreements for the development and manufacture of two prescription products for a US based, pharmaceutical company. These products are intended to compete in the therapeutic category that has a US market size of approximately $3 billion. Under the terms of the agreement, Elite is entitled to receive the upfront development fees for the various phases of the development. In addition, upon FDA approval, Elite has the right to manufacture commercial batches of these products, and to receive royalties for the 15-year term of the agreement. To date, Elite has received the upfront payment for the first phase of the first product and has commenced the development of this product.

We are now generating revenues and expect this to continue throughout this fiscal year. Our net loss per common share has been reduced, thus allowing us to continue to improve our working capital posture as we pursue strategic alliances and new product development. The company's cash position has significantly increased due to the issuance of common stock ($5 million equity investment by Elan at a strategic premium), and from the exercise of warrants (approximately $1.5 million)

Outlook

     We are poised for accelerated growth due to our cash position, intellectual property, product pipeline, infrastructure with an FDA and DEA registered facility, and alliances such as with Inabata and Elan.

We have spread our risk by developing both brand and selected generic drug delivery products encompassing several therapeutic categories and market size. The development of brand products, presents an opportunity to generate cash flow in the near future through product licensing and development fees while retaining long term returns through manufacturing revenues and royalties.

I take this opportunity to acknowledge the Elite team comprised of the employees, board members, advisors and consultants, and on behalf of our team, I thank our shareholders, customers, and business partners for their support and loyalty.

Sincerely yours,

/s/ Atul M. Mehta, Ph.D.

Atul M. Mehta, Ph.D.
President & CEO

                          CONTROLLED RELEASE TECHNOLOGY

Elite is not limited to controlled release technology over 24 hours (a once daily dose), but can also delay, target, or pulsate the release of a drug at predetermined times or locations in the GI tract. These types of release patterns are desirable for certain drugs in order to improve drug bioavailability, to increase the therapeutic effect, or to decrease side effects. In addition, Elite can mask the taste of a drug so that it can be presented in chewable or fast dissolve dosage forms.

Figure 1 depicts chrono delivery of a cardiovascular drug, which incorporates Elite's delayed and sustained release technology. This type of profile is suitable for bedtime administration.

Figure 2 depicts Elite's technology to deliver a drug in a pulsatile fashion. This is applicable to many drugs including, but not limited to, drugs with heavy first pass effect.

Figure 3 depicts Elite's ability to develop pH independent drug release profile.

The formulation technology of Elite thus can customize the release of a wide range of therapeutic agents such as cardiovasculars, anti-arthritics, anti-diabetics, anti-infectives, bronchodilators, analgesics and drugs used in CNS disorders.

Some of the notable features of process technology employed by Elite are environmentally friendly processes (no organic solvents), reproducibility, high manufacturing yields, scale-up capabilities, patentability, and cost effectiveness.

The three US patents issued as a result of Elite's proprietary technology include pulse-release methylphenidate (US 5,837,284). This patent has been assigned to Celgene who has in turn licensed it to Novartis. Currently, Elite has two patents pending and more to follow.

                              CORPORATE INFORMATION

Directors of Elite Pharmaceuticals, Inc.
and Elite Laboratories, Inc.                        Advisory Board Members               Corporate Information
-----------------------------------------------     --------------------------           --------------------------------------
Atul M. Mehta, Ph.D.                                Barri M. Blauvelt, MBA               INDEPENDENT AUDITORS
Director                                                                                 Miller, Ellin & Co., LLP
President and Chief Executive Officer               Jerome P. Skelly, Ph.D.              750 Lexington Avenue
                                                                                         New York, NY 10022
Donald S. Pearson                                   Joseph R. Robinson, Ph.D.
Director                                                                                 REGISTRAR AND
                                                    Vijay Patel, R.Ph.                   CO-TRANSFER AGENT
Harmon Aronson, Ph.D.                                                                    Jersey Transfer and Trust Co.
Director                                            Anil Kothari, MD                     201 Bloomfield Avenue
                                                                                         Verona, NJ 07052
Eric Sichel, M.D.                                   John deNeufville, Ph.D.
Director                                                                                 CO-TRANSFER AGENT
                                                                                         Harris Trust Company of New York
                                                                                         430 Park Avenue
                                                                                         New York, NY 10022

Officers of Elite Pharmaceuticals, Inc.
and Elite Laboratories, Inc.
-----------------------------------------------

Atul M. Mehta, Ph.D.                                                                     STOCK LISTING
President and Chief Executive Officer                                                    The Company's Common Stock is
                                                                                         traded on the American Stock
Mark I. Gittelman, CPA                                                                   Exchange under the symbol "ELI".
Secretary and Treasurer
                                                                                         The Company's warrants are traded on the
                                                                                         OTC:BB under the symbol "ELIPz".

                                                                                         FORMS 10-KSB and 10-QSB
                                                                                         AVAILABILITY
                                                                                         Additional copies of the Company's
                                                                                         Annual Report filed with the SEC
                                                                                         on Form 10-K and Quarterly Reports
                                                                                         filed with the SEC on Form
                                                                                         10-Q are available upon written
                                                                                         request to:
                                                                                         Elite Pharmaceuticals, Inc.
                                                                                         165 Ludlow Avenue
                                                                                         Northvale, New Jersey 07647

This Annual Report contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company's control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, actions or decisions of third parties, and those factors detailed in the Company's filings with the Securities and Exchange Commission such as 10K, 10Q and 8K reports.